Exhibit 14.1

LIFETIME BRANDS, INC.

CODE OF CONDUCT

The reputation and integrity of Lifetime Brands, its subsidiaries and its affiliates (the “Company”) are valuable assets that are vital to the Company’s success. Each employee of the Company, including each of the Company’s officers, is responsible for conducting the Company’s business in a way that demonstrates a commitment to the highest standards of integrity. No Code of Conduct can replace the thoughtful behavior of an ethical employee. The purpose of this Code is to focus employees on areas of ethical risk, provide guidance to help employees to recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct, and foster among employees a culture of honesty and accountability. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors is ultimately responsible for the implementation of the Code of Conduct. The Board has designated Jeffrey Siegel, the Company’s Chief Executive Officer, and Robert McNally, the Company’s Chief Financial Officer, or their respective successors in these capacities, to be the compliance officers (the “Compliance Officers”) for the implementation and administration of the Code.

Questions regarding the application or interpretation of the Code of Conduct are inevitable. Employees should feel free to direct questions to either Compliance Officer. In addition, employees who observe, learn of, or, in good faith, suspect a violation of the Code, must immediately report the violation to one of the Compliance Officers, another member of the Company’s senior management, or to the Audit Committee of the Board of Directors.

Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. A violation of the Code of Conduct may result in disciplinary action, up to and including termination of employment.

Requests for a waiver of a provision of the Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an officer, director or appropriate Board committee will decide the outcome. For conduct involving an officer or Board member, only the Board of Directors or the Audit Committee of the Board, have the authority to waive a provision of the Code. The Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K before it is consummated. In the event of an approved waiver involving the conduct of an officer or Board member, appropriate disclosure must be made to the Company’s stockholders as and to the extent required by listing standards or any other regulation. Statements in the Code of Conduct to the effect that certain actions may be taken only with “Company approval” will be interpreted to mean that appropriate officers or Board directors must give prior written approval before the proposed action may be undertaken.

This Code of Conduct should be read in conjunction with the Company’s other policy statements.

Employees will receive periodic training on the contents and importance of the Code of Conduct and related policies and the manner in which violations must be reported and waivers must be requested. Each employee of the Company will be asked to certify on an annual basis that he/she is in full compliance with the Code of Conduct and related policy statements. See Appendix A.

I.	Violations of Law

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include banking regulations, securities laws, and state laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

II.	Conflicts of Interest

A conflict of interest can occur or appear to occur in a wide variety of situations. Generally speaking a conflict of interest occurs when an employee’s or an employee’s immediate family’s personal interest interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company. For example, a conflict of interest could arise that makes it difficult for an employee to perform corporate duties objectively and effectively where he/she is involved in a competing interest. Another such conflict may occur where an employee or a family member receives a gift,(1) a unique advantage or an improper personal benefit as a result of the employee’s position at the Company. Because a conflict of interest can occur in a variety of situations, you must keep the foregoing general principle in mind in evaluating both your conduct and that of others.

Employees are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties. The Company’s policy on insider trading is incorporated by reference into this Code.

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(1) Acceptance of gifts in the nature of a memento, e.g. a conference gift or other inconsequential gift, valued at less than one hundred dollars ($100), is permitted.

Outside Activities/Employment

Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval), the Company’s sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company. Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Civic/Political Activities

Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Loans to Employees

The Company will not make loans or extend credit guarantees to or for the personal benefit of officers, except as permitted by law. Loans or guarantees may be extended to other employees only with Company approval.

III.	Fair Dealing

Each employee should deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners, and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

IV.	Proper Use of Company Assets

Company assets, such as information, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of Company assets, without Company approval, is prohibited.

V.	Delegation of Authority

Each employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees whom the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

VI.	Handling Confidential Information

Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or when it has been publicly available in a periodic or special report for at least two business days.

VII.	Handling of Financial Information

Federal law requires the Company to set forth guidelines pursuant to which senior financial employees perform their duties. Employees subject to this requirement include the principal financial officer, comptrollor or principal accounting officer, and any person who performs a similar function. However, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements follow these guidelines.

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest with the Company in personal and professional relationships.

•	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable.

•	Endeavor to ensure full, fair, timely, and understandable disclosure in the Company’s periodic reports.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

•	Share and maintain skills important and relevant to the Company’s needs.

•	Proactively promote ethical behavior among peers in your work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

The foregoing are set as guidelines for financial employees, but are, in fact statements of mandatory conduct.

VIII.	Implementation and General Issues

It is the responsibility of each Company manager to ensure compliance with the Code.

A.	The Company’s outside independent auditors shall call to the attention of the Chief Executive Officer, the Chief Financial Officer and the Audit Committee of the Company any information disclosed as a result of any of their audits that indicates a violation of the Code.

B.	A copy of the Code will be circulated to all employees, and each employee shall annually and, in the case of newly hired employees, upon their hiring or, in the case of employees employed by a company acquired by the Company, upon the acquisition of such company, file a report of compliance with the Chief Executive Officer and the Chief Financial Officer of the Company. Each of the Chief Executive Officer and the Chief Financial Officer of the Company shall file a report of compliance with the Board of Directors of the Company. See Appendix A. The failure to timely complete and file a report of compliance, as well as a falsely completed report of compliance, will be grounds for termination of employment.

Dated: March 25, 2004

APPENDIX A

REPORT OF COMPLIANCE

Chief Executive Officer and Chief Financial Officer
Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, NY 11530

Dear Sirs:

I have read the Company’s Code of Conduct dated March 25, 2004, have retained a copy for my guidance, and agree to be bound thereby.

I hereby declare that during the past twelve months and at present:

I have been and am in full compliance with the Company’s Code of Conduct dated March 25, 2004 (indicate below any exceptions), and

To the best of my knowledge, all members of my family and all employees reporting to me are in full compliance with the same (indicate below any exceptions).

Date _____________

____________________________________

Signature

_____________________________________

Printed Name

_____________________________________

Position

LIFETIME BRANDS, INC.

INSIDER TRADING COMPLIANCE PROGRAM

                 In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, the Company has adopted the policies and procedures described in this Memorandum.

I.	Adoption of Insider Trading Policy.

           The Company has adopted the Insider Trading Policy attached hereto as Attachment 1 (the “Policy”), which prohibits trading based on material, nonpublic information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company.

II.	Designation of Certain Persons.

                 A.       Section 16 Individuals. The Company has identified certain persons who are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Section 16 Individuals”). These persons will be notified by the Company as to their obligations under Section 16. These persons will change from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.

                 B.       Other Persons. The Company will from time to time identify other persons who, together with the Section 16 Individuals, should be subject to the pre-clearance requirement described in Section V.A., in that the Company believes that, in the normal course of their duties or with respect to a particular matter, such persons have, or are likely to have, regular or special access to Inside Information.

III.	Establishment of Trading Windows.

                 The Company has determined that all directors, executive officers and such other employees of the Company as the Company will from time to time identify shall be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof except during the following trading windows

(i) the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the

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Company’s financial results for the first fiscal quarter and ending at the close of market on the last day immediately preceding the last ten trading days of the second fiscal quarter;

    (ii)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the second fiscal quarter and ending at the close of market on the last day immediately preceding the last fifteen trading days of the third fiscal quarter;

    (iii)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the third fiscal quarter and ending at the close of market on the day immediately preceding the last fifteen trading days of the fourth fiscal quarter; and

    (iv)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for its fiscal year and continuing until the close of market on the day immediately preceding the last ten trading days of the first quarter of the next fiscal year.

In addition, the Company shall have the right to impose special black-out periods during which such persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof, even though the trading window would otherwise be open. These restrictions on trading shall not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-l(c) (17 C.F.R. § 240.10b5-1(c)) (a “Rule 10b5-1 Trading Plan”) that is approved in writing by the Board of Directors of the Company or a committee thereof, or such proper officer(s) of the Company as may be designated by the Board of Directors (an “Approved Rule 10b5-1 Trading Plan”).

                 A Rule 10b5-1 Trading Plan is a pre-existing binding contract, instruction to another person or written plan entered into in good faith with respect to the sale or purchase of the securities in question that (i) specifies the amount, price and date, (ii) contains a written formula, algorithm, or computer program for determining amounts, prices and dates or (iii) prevents the person from exercising any subsequent influence over how, when or whether to effect sales or purchases; provided, in addition, that any other person who does exercise such influence is not aware of the material, non-public information when doing so. Further, the person entering into the contract, instruction or plan must do so before becoming aware of the material, non-public information.

IV.	Appointment of Compliance Officer.

                 The Company has appointed the Company’s Chief Financial Officer as the Company’s Insider Trading Compliance Officer.

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V.	Duties of Compliance Officer.

                 The duties of the Compliance Officer shall include, but not be limited to, the following:

                 A.        Other than transactions made pursuant to an Approved Rule 10b5-1 Trading Plan, pre-clearing all transactions involving the Company’s securities by those individuals that have been identified and informed by the Company in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. These persons will change from time to time as appropriate.

                 B.        Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

                 C.        Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 Individuals under Section 16 of the Exchange Act.

                 D.        Periodically reminding all Section 16 Individuals regarding their obligations to report and quarterly reminders of the dates that the trading window described in Section III above begins and ends.

                 E.        Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, officer’s and director’s questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

                 F.        Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

                 G.        Assisting the Company in implementation of the Policy.

                 H.        Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

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ATTACHMENT 1

LIFETIME BRANDS, INC.

INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities

           This Policy provides guidelines to employees, officers and directors of, and consultants and contractors to, Lifetime Brands, Inc. (the “Corporation”) with respect to transactions in the Company’s securities.

Applicability of Policy

           This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

           Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

           It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

           1.       Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading. A “Trading Day” begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) (a “Rule 10b5-1 Trading Plan”) that is approved in writing by the Company (an “Approved Rule 10b5-1 Trading Plan”).

           A Rule 10b5-1 Trading Plan is a pre-existing binding contract, instruction to another person or written plan entered into in good faith with respect to the sale or purchase of the securities in question that (i) specifies the amount, price and date, (ii) contains a written formula, algorithm, or computer program for determining amounts, prices and dates or (iii) prevents the person from exercising any subsequent influence over how, when or whether to effect sales or purchases; provided, in addition, that any other person who does exercise such influence is not aware of the material, non-public information when doing so. Further, the person entering into the contract, instruction or plan must do so before becoming aware of the material, non-public information.

           2.       Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including any family member) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

           3.       Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as from a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

Potential Criminal and Civil Liability and/or Disciplinary Action

           1.       Liability for Insider Trading. Pursuant to federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

           2.       Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

           3.       Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements

           1.      Black-Out Periods and Trading Windows.

                             (a)       Black-Out Periods. The following periods

             (i)      the periods beginning at the close of market on the last day immediately preceding the last ten trading days of the first fiscal quarter and ending at the beginning of the second Trading Day following the date of public disclosure of the financial results for that quarter;

             (ii)      the periods beginning at the close of market on the last day immediately preceding the last ten trading days of the second fiscal quarter and ending at the beginning of the second Trading Day following the date of public disclosure of the financial results for that quarter;

             (iii)      the periods beginning at the close of market on the last day immediately preceding the last fifteen trading days of the third fiscal quarter and ending at the beginning of the second Trading Day following the date of public disclosure of the financial results for that quarter; and

             (iv)      the periods beginning at the close of market on the last day immediately preceding the last fifteen trading days of the fourth fiscal quarter and ending at the beginning of the second Trading Day following the date of public disclosure of the financial results for the fiscal year are particularly sensitive periods of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, executive officers and certain employees will, during these periods, often possess Material Nonpublic Information about the expected financial results for the quarter during these periods. Accordingly, these periods of time are referred to as “black-out” periods. All directors, executive officers and those other employees identified by the Company from time to time and who have been notified that they have been so identified are prohibited from trading during such periods. The Company’s Insider Trading Compliance Officer, following consultation with the CEO and Counsel, is authorized to waive the Blackout Period restrictions in instances in which the Company, during the Blackout Period, had publicly disseminated an updated forecast for the quarter and/or the year. In addition, from time to time Material Nonpublic Information regarding the Company may be pending. While such information is pending, the Company may impose a special “black-out” period during which the same prohibitions and recommendations shall apply. These restrictions on trading do not apply to transactions made under an Approved Rule 10b5-1 Trading Plan.

                             (b)       Mandatory Trading Windows. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all directors, executive officers and those certain identified employees of the Company refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following periods (the “trading windows”)

             (i)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the first fiscal quarter and ending at the close of market on the last day immediately preceding the last ten trading days of the second fiscal quarter;

             (ii)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the second fiscal quarter and ending at the close of market on the last day immediately preceding the last fifteen trading days of the third fiscal quarter;

             (iii)       the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for the third fiscal quarter and ending at the close of market on the day immediately preceding the last fifteen trading days of the fourth fiscal quarter; and

             (iv)      the trading windows beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for its fiscal year and continuing until the close of market on the day immediately preceding the last ten trading days of the first quarter of the next fiscal year.

This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan. The prohibition against trading during the black-out periods encompasses the fulfillment of “limit orders” by any broker for a director, officer or employee, as applicable, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

        From time to time, the Company may also prohibit directors, officers and potentially a larger group of employees, consultants and contractors from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, directors, officers and such employees, consultants and contractors may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan. The Company would re-open the trading window at the beginning of the second Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

        It should be noted that even during the trading window, any person possessing Material Nonpublic Information concerning the Company, whether or not subject to the black-out period and trading window, should not engage in any transaction in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. This restriction on trading does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

           2.       Pre-Clearance of Trades. The Company has determined that all directors, executive officers and certain other persons identified by the Company from time to time and who have been notified that they have been so identified must refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “pre-clearance” process. Each such person should contact the Company’s Insider Trading Compliance Officer prior to commencing any trade in the Company’s securities. The Insider Trading Compliance Officer will consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. Although an Insider wishing to trade pursuant to an Approved Rule 10b5-1 Trading Plan need not seek pre-clearance from the Company’s Insider Trading Compliance Officer before each trade takes place, such an Insider must obtain Company approval of the proposed Rule 10b5-1 trading plan before it is adopted.

           3.       Individual Responsibility. Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

           This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s vendors and suppliers (“business partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All officers, directors, employees, consultants and contractors should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

           It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

           While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

•	Financial results

•	Known but unannounced future earnings or losses

•	Changes in order rates

•	Execution or termination of significant contracts with suppliers and customers and other business partners

•	News of a pending or proposed merger

•	News of the disposition or acquisition of significant assets

•	Significant developments related to intellectual property

•	Significant developments involving corporate relationships

•	Changes in dividend policy

•	Stock splits

•	New equity or debt offerings

•	Significant litigation exposure due to actual or threatened litigation

Either positive or negative information may be material.

           Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

           For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s 1991 Stock Option Plan, 1996 Incentive Stock

Option Plan and the Company’s 2000 Long-Term Incentive Plan and the grant of shares pursuant to the Company’s 2000 Long-Term Incentive Plan (but not the sale of any shares issued upon such exercise or purchase and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option)) are exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or plan, as applicable. In addition, for purposes of this Policy, the Company considers that bona fide gifts of securities of the Company are exempt from this Policy.

Additional Information — Directors and Officers

           Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers, directors and such other persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. In addition, the receipt of stock under the Company’s 2000 Long-Term Incentive Plan is not deemed a purchase under Section 16, but the subsequent sale of such stock is not exempt from Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All executive officers and directors of the Company and such other identified persons must confer with the Insider Trading Compliance Officer before effecting any such transaction. The Company strongly discourages all such short-swing and short sale transactions by executive officers, directors and all employees.

           While employees who are not executive officers and directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees to engage in such transactions and therefore strongly discourages all employees from such activity. The Company has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors and those identified employees regarding compliance with Section 16 and its related rules.

Inquiries

           Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, Robert McNally, the Company’s Chief Financial Officer, or his successor.